[THACHER PROFFITT & WOOD LETTERHEAD]


                                January 24, 1996


Graham Corporation
20 Florence Avenue
Batavia, New York 14020


Gentlemen:

         We have acted as counsel for Graham Corporation, a Delaware corporation ("Graham"), in connection with the filing on the date set forth above by Graham with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement"), with respect to an aggregate of 2,223 shares of common stock, par value $.10 per share (the "Common Stock"), of Graham to be transferred to Webco Industries, Inc. ("Webco"), pursuant to a Settlement Agreement and Release, dated October 6, 1995, between Webco and Graham. In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

         We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of Graham contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of Graham or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us a copies. In making our examination of any documents, we have assumed that all parties other than Graham had the corporate power and authority to enter into and perform all obligations thereunder and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

Graham Corporation
January 24, 1996                                                         Page 2.

         Based on the foregoing, we are of the opinion that the 2,223 shares of Common Stock to be transferred to Webco have been duly authorized and are validly issued and outstanding, fully paid and non-assessable.

         In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

         This opinion is given solely for the benefit of Graham and its stockholders, and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of such Registration Statement.


                                                       Very truly yours,

                                                       THACHER PROFFITT & WOOD

                                                       By: /S/ W. Edward Bright
                                                           --------------------
                                                           W. Edward Bright